Exhibit 99.1
Nasdaq: ASFI

FOR IMMEDIATE RELEASE

CONTACT:
Stephen D. Axelrod, CFA
Mitchell Cohen, CFO	Alisa D. Steinberg (Media)
Asta Funding, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648	(212) 370-4500; (212) 370-4505 (Fax)
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com
ASTA FUNDING ANNOUNCES EXPANDED ROLES OF BOARD MEMBERS
- New Appointments to Strengthen Management Oversight and Controls -
ENGLEWOOD CLIFFS, NJ, June 9, 2008 — Asta Funding, Inc., (NASDAQ: ASFI), a consumer receivable asset management and liquidation company, today announced that it has appointed Mr. David Slackman as Lead Independent Director and Mr. Herman Badillo as Chairman of the Governance Committee effective immediately.
“I am pleased to be named Lead Independent Director,” commented Mr. Slackman. “My experience includes executive-level roles at several major financial institutions and I am looking forward to bringing this experience to Asta’s new Lead Director position which continues the company’s objective to have a Board with a strong and involved oversight function.”
Mr. Slackman has been a director of Asta Funding since May 2002. Mr. Slackman has served as President, Manhattan Market — New York of Commerce Bank since March 2001. Prior to June 2001, Mr. Slackman was an Executive Vice President of Atlantic Bank of New York from 1994 to 2001 and a Senior Vice President of the Dime Savings Bank from 1986 to 1994.
“I am grateful to be appointed as Chairman of the newly established Governance Committee,” stated Mr. Badillo. “It is my duty and pleasure to serve the shareholders in such a capacity. Having served in public roles in my career, I believe I understand how corporations should be administered and governed. I am looking forward to my new duties and ensuring that shareholders interests are well protected and well served.”
Mr. Badillo has been a director of the Company since September 1995. Mr. Badillo served as a United States Congressman from 1971 to 1978 and Deputy Mayor of New York City from 1978 to 1979. He has been of Counsel at Sullivan Papain Block McGrath & Cannavo P.C. since 2005. Prior to joining his current firm Mr. Badillo was a founding member of Fischbein, Badillo, Wagner & Harding, a law firm located in New York City, for more than six years. He has formerly served as Special Counsel to the Mayor of New York City for Fiscal Oversight of Education and as a member of the Mayor’s Advisory Committee on the Judiciary.

- More -

210 Sylvan Avenue, Englewood Cliffs, NJ 07632 (201) 567-5648, (201) 567-2203 fax

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.
Except for historical information contained herein, the matters set forth in this news release may be “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta’s expectations. Factors that could contribute to such differences include those identified in Asta’s Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2007, Form 10-Q and 10-Q/A for the quarter ended March 31, 2008 and those described from time to time in Asta’s other filings with the Securities and Exchange Commission, news releases and other communications. Asta’s reports with the Securities and Exchange Commission are available free of charge through its website at http://www.astafunding.com.
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